UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 7, 2005

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

(281) 367-1983

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 7, 2005, Maritech Resources, Inc. (“Maritech”), a wholly owned subsidiary of TETRA Technologies, Inc. (“TETRA”), completed the previously announced acquisition of certain oil and gas interests from Devon Energy Production Company, L.P., Devon Louisiana Corporation and Devon Energy Petroleum Pipeline Company pursuant to a Purchase and Sale Agreement dated July 22, 2005. The acquired interests are located in offshore and inland waters in the Gulf Coast region (consisting of 22 operated and 21 non-operated fields). The purchase consideration set forth in the Purchase and Sale Agreement consisted primarily of the approximately $66 million discounted value of associated abandonment liabilities assumed by Maritech plus a cash purchase price of $4 million. The cash portion of the consideration was subject to adjustment for the effects of exercised preferential rights to purchase and the properties’ cash flows occurring on or after January 1, 2005. As a result of such cash adjustments primarily relating to the properties’ cash flows from January 1, 2005, Maritech received a net settlement of $18.3 million cash at closing, which remains subject to final adjustment, while retaining the associated abandonment liabilities. The Purchase and Sale Agreement will be filed as an exhibit to TETRA’s Quarterly Report on Form 10-Q for the period ending September 30, 2005.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The financial statements of the acquired properties for the periods specified in Rule 3-05(b) of Regulation S-X will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

President & Chief Executive Officer

Date: September 13, 2005